EXHIBIT 10.1

SECURED PROMISSORY NOTE

$1,832,888.27    May 1, 2020

FOR VALUE RECEIVED, QUMU CORPORATION (referred to herein as “Debtor”), hereby promises to pay to the order of ESW HOLDINGS, INC., or its successors or assigns (“Holder”) at 401 Congress Avenue, Suite 2650, Austin, Texas 78701, or such other address as Holder may designate or permit in writing, the principal sum of One Million Eight Hundred Thirty-Two Thousand Eight Hundred Eighty-Eight and 27/100 Dollars ($1,832,888.27) in the manner provided in this Secured Promissory Note (this “Note”). This Note is issued as consideration for Debtor’s purchase from Holder of that certain Amended and Restated Warrant No. 2R dated January 12, 2018 to purchase 925,000 shares of Common Stock issued by Debtor to Holder (the “Warrant”) as provided in Section 3.
1.    Principal. Debtor shall pay Holder the entire outstanding principal balance, together with all other amounts owing hereunder, in full on April 1, 2021 (the “Maturity Date”) if not paid earlier as required or permitted hereby. In the event this Note remains outstanding after the Maturity Date, Debtor shall pay Holder the entire outstanding principal balance, together with all other amounts owing hereunder, plus the Fundamental Transaction Amount (as defined below).
2.    Prepayment. Debtor may prepay this Note in whole or in part at any time without penalty or premium; provided, however that any partial prepayment of this Note must be in an amount equal to $250,000 or a higher integral multiple of $50,000 (or, if less, the entire principal amount then outstanding).
3.    Cancellation of Warrant. Holder acknowledges and agrees that this Note is being issued in full and complete satisfaction of Debtor’s obligations under the Warrant, and upon Holder’s acceptance of this Note, the Warrant and Debtor’s obligations under the Warrant shall automatically be terminated and irrevocably cancelled in full and rendered null and void, and all past, current, or future obligations of Debtor or Holder under the Warrant shall be extinguished, including, for the avoidance of doubt, the right of Holder to receive the Warrant Consideration (as defined in the Warrant). Upon the issuance of this Note, Holder will return the original Warrant for cancellation by Debtor.
4.    Security. This Note shall be secured as provided in that certain Security Agreement dated as of the date hereof made by Debtor in favor Holder and that certain Deposit Account Control Agreement dated as of the date hereof among Debtor, Holder and Wells Fargo Bank, N.A. (collectively, the “Security Documents”).
5.    Fundamental Transaction. If, at any time prior to the Maturity Date (i) Debtor effects any merger or consolidation of Debtor with or into another Person, (ii) Debtor effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by Debtor or another Person) is completed pursuant to which holders of at least 50% of the Common Stock (excluding any shares held by the Person(s) making such tender or exchange offer) tender or exchange their shares for other securities, cash or property, (iv) Debtor effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) there is a Change of Control, as defined below (in any such case, a “Fundamental Transaction”), then upon the consummation of such Fundamental Transaction, Debtor shall pay to Holder all amounts then outstanding under this Note, plus an amount (such amount, the “Fundamental Transaction Amount”) equal to One Hundred Fifty Thousand Dollars ($150,000). For the avoidance of doubt, if (x) no payments have been made on this Note prior to the consummation of a Fundamental Transaction or (y) any amount of this Note remains outstanding after the Maturity Date, Holder shall be entitled to an aggregate amount of One Million Nine Hundred Eighty-Two Thousand Eight Hundred Eighty-Eight and 27/100 Dollars ($1,982,888.27). Debtor shall provide notice to Holder in writing at least five (5) days prior to the consummation of a Fundamental Transaction.
For purposes of this Note, the following terms shall have the meanings set forth below:

(a)
“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of this Note by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than fifty percent (50%) of the voting rights or equity interests in Debtor; (ii) a replacement of more than fifty percent (50%) of the members of Debtor’s board of directors that is not approved by those individuals who are members of the board of directors on the date of this Note; (iii) a merger or consolidation of Debtor or a sale of all or substantially all of the assets of Debtor in one or a series of related transactions, unless following such transaction or series of transactions, the holders of Debtor’s securities prior to the first such transaction continue to hold at least fifty percent (50%) of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving Debtor that constitutes or could result in a transfer of more than fifty percent (50%) of the voting rights or equity interests in Debtor; or (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to Debtor.

(b)	“Common Stock” means the common stock, $0.01 par value per share of Debtor.

(c)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(d)
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

6.    Events of Default. Any of the following acts, conditions, events or occurrences shall constitute a default hereunder (“Default”):
6.1    Failure to Pay. If Debtor fails to pay as and when due any principal or other amount owed under this Note.

6.2    Bankruptcy or Insolvency. If Debtor is or becomes insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; such receiver, trustee or similar officer is appointed without the application or consent of Debtor and such appointment shall continue undischarged for a period of 30 days; or Debtor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Debtor and shall remain undismissed for a period of 30 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Debtor and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy.
6.3    Other Defaults. If Debtor fails to comply with or perform any other term, obligation, covenant or condition contained in this Note or any of the Security Documents, or if any of the Security Documents is of no further force or effect, or if Debtor otherwise fails to provide Holder with a lien against the collateral described the Security Documents.
7.    Remedies.
7.1    Remedies. In the event of any Default, or at any time thereafter until such Default is cured or waived to the written satisfaction of Holder, Holder may (i) by notice in writing to Debtor declare the entire principal amount of this Note to be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are waived by Debtor, and/or (ii) exercise any or all of its remedies as a secured party under any of the Security Documents or under applicable law; provided, that upon the occurrence of a Default under Section 6.2, the entire unpaid principal amount of this Note then outstanding and all interest accrued and unpaid thereon will be immediately due and payable without presentment, demand, protest or notice of any kind. Debtor agrees to pay on demand all reasonable costs and expenses, including attorney fees, incurred by Holder in connection with the collection of this Note or enforcement of the Security Documents.
7.2    No Waiver; Remedies Cumulative. No failure or delay on the part of Holder in exercising any right, power or remedy under this Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Note. The remedies herein are cumulative and not exclusive of any remedies provided by law.
7.3    Default Interest.    Upon the occurrence and during the continuance of an event of any Default, the unpaid principal balance shall bear interest thereafter at a rate of twelve percent (12%) per annum until such Default is cured, calculated on the basis of a 360-day year based on the actual number of days elapsed.
8.    General.

8.1    Governing Law and Jurisdiction. This Note will be construed and enforced in accordance with the substantive laws of the State of New York, with any dispute or action relating to this Note venued or heard in the State and Federal courts sitting in the City of New York, Borough of Manhattan.
8.2    Waiver. No waiver, forbearance, failure or delay by Holder in exercising, or the exercise or beginning of exercise by Holder of, any right, power or remedy, simultaneously or later, shall not preclude the further, simultaneous or later exercise thereof, and every right, power or remedy of Holder shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Holder.
8.3    Notices. All notices or other communications provided for hereunder shall be in writing and mailed (registered or certified, return receipt requested), delivered by a recognized overnight courier or hand delivered to the receiving party at its address listed above in the case of Holder or on the signature line below in the case of Debtor, or such other address as shall be designated such party in written notice to the other party complying as to deliver with the terms of this Section 8.3.
8.4    Jury Trial Waiver. DEBTOR AND HOLDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE OTHER PARTY HERETO.
8.5    Waivers and Agreements by Debtor. Debtor:
(a)    waives diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note;
(b)    agrees that Holder will have the right, without notice, to grant any extension of time for payment of any indebtedness evidenced by this Note or any other indulgence or forbearance whatsoever;
(c)    agrees that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon the prompt compliance with the terms of this Note, will constitute a waiver of that power, right or privilege; and
(d)    agrees that the acceptance at any time by Holder of any past due amounts will not be deemed to be a waiver of the requirements to make prompt payment when due of any other amounts then or thereafter due and payable.
8.6    Payoff Letter. In connection with the payment by the Debtor of the entire outstanding principal balance, together with all other amounts owing hereunder, Holder shall execute and deliver to Debtor a customary payoff letter, which letter will set forth (a) the total amount required to be paid to satisfy in full and discharge the obligations of this Note (the “Payoff Amount”), (b) the Holder’s obligation to release any liens or other security interests under the Security Documents, at Debtor’s expense, after Holder shall have received the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount. If this Note is satisfied and terminated prior to the Maturity Date absent the occurrence of a Fundamental Transaction, Debtor and Holder shall execute an agreement concurrently with such satisfaction and termination whereby Debtor agrees to pay Holder an amount equal to the Fundamental Transaction Amount upon the occurrence of a Fundamental Transaction prior to the Maturity Date.
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IN WITNESS WHEREOF, this Secured Promissory Note has been duly executed by Debtor as of the day and year first above written.

QUMU CORPORATION

By:
Name:
Title:

Address for Notices:

QUMU CORPORATION
510 1st Avenue North, Suite 305
Minneapolis, MN 55403
Attention: Chief Executive Officer

Accepted and agreed as of the day and year first above written.

ESW HOLDINGS, INC.

By:
Name:
Title: